EXHIBIT 10.12

October 9, 2020
Mr. Ryan Stash Houston, Texas 77042

Dear Ryan:

On behalf of Evolution Petroleum (the “Company”), I am pleased to offer you the position of Chief Financial Officer of the Company and its subsidiaries. Your position reports directly to the President and Chief Executive Officer of the Company and to the Board and is based in Houston at the Company’s principal corporate office. Our offer and your employment are contingent upon a satisfactory background investigation and your ability to establish your eligibility to work in the United States.

Details of the offer are as follows:

You will commence employment effective October 30, 2020 with an annual base salary of
$265,000, payable in accordance with the Company’s normal payroll policies and procedures that may be changed from time to time. You will also be reimbursed for reasonable business expenses in accordance with the Company’s policies and procedures as in effect from time to time.

On or about your hire date, the Board will award you, as a sign-on bonus, (1) a cash amount of
$50,000 and (2) 80,000 restricted shares of the Company’s common stock. The shares subject to this award will vest on a pro rata basis annually over a period of four years on the anniversary of your hire date, subject to your continued employment and other terms and conditions set forth in the award agreement.

In addition to your base salary and the sign-on bonus award, you will be eligible to participate in the Company’s annual short-term incentive plan (STIP) and long-term incentive plan (LTIP) as follows:

•Your annual STIP award will have a target of 75% of your base salary. STIP awards will be subject to achievement of certain individual and audited corporate performance goals. Any discretionary component will be determined by the Board upon recommendation of the Compensation Committee of the Board in its sole discretion. STIP awards are paid in cash and/or stock as determined by the Board. Your first eligibility for an annual STIP award will be fiscal 2021.

•Your annual LTIP award will be determined by the Board in its sole discretion. Based on recent historical practices, the aggregate of the targets for the LTIP award for your

EXHIBIT 10.12
position would initially be set at 100% of your base salary, subject to the sole discretion of the Board both as to the amount and type of awards. LTIP awards will be subject to time vesting and achievement of certain corporate performance goals. Your first eligibility for an annual LTIP award will be fiscal 2021.
You will be eligible for twenty days of paid vacation each calendar year, prorated for 2020, increasing to twenty-five days annually on January 1, 2023, which amounts accrue with service during each year in accordance with corporate procedures. You will also be eligible for any other benefits offered by the Company to its executives, including subsidized health insurance.
As a named executive officer of the company, you will also be covered by the Company's Director and Officer insurance policy.
All benefit plans are subject to change from time to time.
You will be required to adhere to all policies of the Company, which are attached and as the same may be modified from time to time, including retention of a substantial portion of stock awards.
You will be granted access to the Company’s most sensitive confidential and proprietary information. As a condition of your employment, you will be required to enter into a standard agreement as to confidentiality and noncompetition.
We believe this position offers significant challenge and growth opportunities for you and believe you have the skills and experience to be successful. We look forward to your acceptance of this offer. In accepting our offer of employment, you understand that your employment will be on an at-will basis, and that neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment at any time, with or without cause or advance notice. Likewise, the Company will have the right to reassign you, change your compensation, or terminate your employment at any time, with or without cause or advance notice. Further, by signing this letter agreement you warrant that you do not have any agreements that may restrict your ability to perform the duties of the position that you are being offered, including any agreements with respect to non-disclosure of confidential information, non- competition, customer non-solicitation, or employee non-competition, customer non-solicitation, or employee non-solicitation. If you have any such agreement, you must immediately provide a copy to the Company, and this offer is contingent on the Company’s review, evaluation and acceptance of such agreement. You are further directed, should you accept this offer, that you are not to use any trade secret or confidential information of any former employment in connection with your employment with the Company. You may not bring any such information onto Company premises, and you may not transfer any such information to any Company devices, computer networks, or information systems.

EXHIBIT 10.12
To accept this offer, please sign and date in the space below and return the executed copy to me.
Please call with any questions.

Regards,

Jason Brown
Chief Executive Officer Evolution Petroleum Corporation

Accepted by:
    Ryan Stash

Date:        10/14/20

EXHIBIT 10.12